COMPUCREDIT HOLDINGS CORPORATION

July 5, 2012

VIA EDGAR AND FEDERAL EXPRESS

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attn: John P. Nolan

Re:	CompuCredit Holdings Corporation
Form 10-K for the period ended December 31, 2011
Filed March 6, 2012
Form 10-Q for the period ended March 31, 2012
Filed May 10, 2012
File No. 000-53717

CompuCredit Holdings Corporation (the “Company”) acknowledges that:

•	The Company is responsible for the adequacy and accuracy of the disclosure in its filings under the Securities Exchange Act of 1934, as amended;

•	Staff comments or changes to disclosure in response to Staff comments do not foreclose the Securities and Exchange Commission (the “Commission”) from taking any action with respect to the filings; and

•	The Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely yours,

/s/ J.Paul Whitehead, III
J.Paul Whitehead, III
Chief Financial Officer